Exhibit 10.9

254 Cabot Street

P.O. Box 498

Beverly, MA 01915

978.922.0857.Telephone

978.922.9060.Fax

December 13, 2013

William F. Howard

2 Sylvester Ave.

Beverly, MA 01915

Re: Your Services

Dear Bill:

This letter agreement is intended to be a summary of terms and conditions related to your provision of consulting services to Beverly Cooperative Bank (the “Bank”). The consulting services will be provided to assist the Bank with various projects, including, but not limited to, new business development, maintaining relationships with Bank customers, community organizations, vendors and otherwise assisting with special projects as may be requested by the Bank. The terms and conditions of this letter agreement are intended to be in addition to, and not in replacement of, your existing duties and compensation arrangements with the Bank in your capacity as non-employee director for which you will continue to be compensated on the same basis as all other non-employee directors.

1. Engagement as Consultant. The Bank hereby agrees to engage you, and you hereby agree to perform services for the Bank, on the terms and conditions set forth in this letter.

2. Term and Termination. The term of this agreement (the “Term”) shall commence as of January 1, 2014 and shall continue until December 31, 2016, unless earlier terminated by the Bank in accordance with this Section 2. The Bank shall have the right to (i) terminate this agreement anytime during the Term or (ii) extend this agreement beyond the expiration of the Term, each upon 30 days’ advance written notice to you.

3. Duties. During the Term, you will perform such services relating to the business of the Bank as you shall reasonably be directed to perform by the Bank. You will provide advisory and consulting services during the term of this agreement, and will give the Bank the benefit of your special knowledge, skill, contacts and business experience in the financial institutions industry. You shall also provide consultant services to the Bank in any capacity that is responsive to the reasonable requests of the Bank. It is acknowledged, however, that your duties will not require you to work more than 20% of the average weekly time which you devoted to providing services to the Bank when you were a full-time employee. You will perform your duties and responsibilities under this agreement to the best of your ability and in a diligent, timely, professional and workmanlike manner, in accordance with performance standards generally prevailing in the financial institutions industry. You shall also provide to the Bank a list of the activities performed each month pursuant to this agreement which list shall be delivered in writing within a reasonable time following the conclusion of each calendar month.

4. Place of Performance. You shall perform your duties and conduct your business at such location or locations as are reasonably acceptable to you and the Bank.

5. Independent Contractor. During the Term you will be an independent contractor and not an employee of the Bank and, except as provided herein, shall not be entitled to the benefits provided by the Bank or any of its affiliates to employees, including but not limited to group insurance coverage and eligibility to participate in any retirement plans and other employee benefit plans. Accordingly, you shall be responsible for payment of all taxes, including federal and state income tax, Social Security tax, unemployment insurance tax, and any other taxes or business license fees as may be required (collectively, “Taxes”). Neither the Bank nor any of its affiliates shall be liable for any Taxes resulting from the receipt by you of the fees and benefits or other amounts paid, payable or otherwise provided to you under this agreement or your failure to comply with applicable laws.

6. Compensation and Related Matters.

(a) Consulting Fees and Benefits. The Bank shall pay you a monthly consulting fee of $2,500 payable in arrears. In addition, the Bank shall provide an automobile to you at the Bank’s expense and shall also pay membership fees at Tedesco Country Club and for mobile phone service on your behalf for so long as you are providing consulting services pursuant to this agreement.

(b) Business Expenses. You will be reimbursed by the Bank for all reasonable business expenses incurred by you at the request of the Bank in connection with your performance of consulting services hereunder upon submission of receipts and other documentation in accordance with the Bank’s normal reimbursement procedures.

7. Compliance with Law and Bank Policy. In the performance of the services herein contemplated, you will be an independent contractor with the authority to control the details of your work. However, your services are subject to the approval of the Bank and shall be subject to the Bank’s general right of supervision to secure the satisfactory performance thereof. You agree to comply with all federal, state and municipal laws, rules and regulations, as well as all policies and procedures of the Bank that are now or may in the future become applicable to you in connection with your services to such entities.

8. Regulatory Limitations. Notwithstanding any other provision of this Agreement, neither Bank nor any affiliate of Bank shall be obligated to make, and you shall have no right to receive, any payment under this agreement which would violate any law, regulation, or regulatory order applicable to the Bank at the time such payment is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

9. Successors: Binding Agreement

(a) This letter agreement shall supersede any other agreement between the parties hereto with respect to the subject matter hereof.

(b) This letter agreement is personal to and may not be assigned by you.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by the notice):

Notice to the Company:	Beverly Cooperative Bank
254 Cabot Street
Beverly, MA 01915

Notice to you:	William F. Howard
2 Sylvester Ave.
Beverly, MA 01915

11. Disputes. Any dispute, controversy or claim arising out of or relating to this agreement, or the breach, termination or validity hereof, shall be finally settled by arbitration by one arbitrator in the Commonwealth of Massachusetts pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction.

12. Miscellaneous. No provisions of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by a party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by the parties which are not set forth expressly in this agreement. This agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereunder.

13. Counterparts. This agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

14. Enforcement. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

15. Survival. The obligations of the parties set forth in Sections 5, 7, 8, 9, 10, 11, 12, 13, 14 and 15 shall survive any termination or expiration of your engagement as a consultant hereunder or of this agreement.

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If you are in agreement with the foregoing, please sign and return the original copy of this letter to the undersigned, which will constitute our agreement with respect to the subject matter of this letter.

Beverly Cooperative Bank

By:	/s/ Michael R. Wheeler

Acknowledged and agreed:

William F. Howard

/s/ William F. Howard

Date: 12/13/13